EXHIBIT 99.1

Media Contact:
Lisa Bottle +1 704 423 7060
Laurie Tardif +1 704 423 7048
Investor Relations:
Paul Gifford +1 704 423 5517
For Immediate Release
News Release
Goodrich Corporation
Four Coliseum Centre
2730 West Tyvola Road
Charlotte, NC 28217-4578
Tel: 704 423 7000
Fax: 704 423 7002
www.goodrich.com

Goodrich Announces 12 Percent Increase in Sales and 33 Percent Increase in Net Income per Diluted Share for Fourth Quarter 2007, Reaffirms Outlook for 2008
•	Fourth quarter 2007 sales of $1,668 million increased 12 percent over fourth quarter 2006 sales of $1,495 million.

•	Fourth quarter 2007 income per diluted share of $1.04, a 33 percent increase over fourth quarter 2006 income per diluted share of $0.78.

•	Total segment operating income margin increased to 15.9 percent, from 13.0 percent in the fourth quarter 2006.

•	Full year 2007 sales of $6.4 billion, an increase of 12 percent over full year 2006 sales of $5.7 billion.

•	Full year 2007 income per diluted share from continuing operations of $3.89.

•	Full year 2008 sales and earnings per diluted share expectations unchanged at $7.1 - $7.2 billion and $4.15 — $4.30, respectively. Net cash provided by operating activities, minus capital expenditures, expected to exceed 75 percent of net income in 2008.
CHARLOTTE, N.C., Jan. 31, 2008 – Goodrich Corporation announced results today for the fourth quarter and full year 2007, and reaffirmed its outlook for full year 2008 results.
Commenting on the company’s performance, Marshall Larsen, Chairman, President and Chief Executive Officer said, “Overall, 2007 was an excellent year for Goodrich, reflecting strong growth in all of our major market channels and improving margins and cash flow. Our strong fourth quarter results provide us with significant momentum as we look forward to 2008.”
Larsen continued, “We anticipate strong sales growth in 2008, led by expected double-digit growth in sales to the large commercial airplane original equipment manufacturers. Our commercial aftermarket sales are expected to continue their strong growth, with the majority of our sales coming from non-U.S. customers. We do not believe that right-sizing of US airlines’

domestic fleets will affect our aftermarket sales since we have far less content on the airplanes that are likely to be retired over the next several years than we have on the airplanes that will remain in service, such as the Airbus A320 and Boeing 737NG aircraft. We believe steady growth in defense and space sales will continue to support our broad and balanced portfolio. In 2008, these sales are expected to drive strong, double-digit growth in earnings per diluted share and continued improvement in cash flow as we near completion of key development programs and focus on improving working capital performance.”
Goodrich reported fourth quarter 2007 net income of $132 million, or $1.04 per diluted share, on sales of $1,668 million. In the fourth quarter 2006, the company reported net income of $99 million, or $0.78 per diluted share, on sales of $1,495 million. Fourth quarter 2007 sales increased 12 percent and net income per diluted share increased 33 percent compared with the fourth quarter 2006. The company reported an effective tax rate of 33 percent for the fourth quarter of 2007, compared with an effective tax rate of 14 percent during the fourth quarter 2006.
The increased sales for the quarter reflected continued strong growth in the company’s major market channels. For the fourth quarter 2007 compared with the fourth quarter 2006, sales increases by market channel were as follows:
•	Large commercial airplane original equipment sales increased by 12 percent,

•	Regional, business and general aviation airplane original equipment sales increased by 29 percent,

•	Large commercial, regional, business and general aviation airplane aftermarket sales increased by 11 percent, and

•	Defense and space sales of both original equipment and aftermarket products and services increased by 6 percent.
Net income in the fourth quarter 2007, compared with the fourth quarter 2006, was positively affected by increased sales and improved operational performance in most business units. The fourth quarter results included pre-tax income of $18.5 million, $11.6 million after-tax or $0.09 per diluted share, related to the resolution of an A380 claim against Northrop Grumman.
Net cash provided by operating activities during the fourth quarter 2007 was $188 million, a decrease of $58 million from the same period in 2006. During the fourth quarter 2007, the company contributed $22 million to its worldwide pension plans, compared with $15 million during the fourth quarter 2006. Capital expenditures were $122 million in the fourth quarter 2007 compared with capital expenditures of $102 million in the fourth quarter 2006.
For the full year 2007, the company reported income from continuing operations of $497 million or $3.89 per diluted share, on sales of $6,392 million. The effective tax rate for 2007 was approximately 31 percent. During the full year 2006, income from continuing operations was $478 million, or $3.78 per diluted share, on sales of $5,719 million. Included in the results for 2006 was $145 million, or $1.15 per diluted share, related to tax settlements that were completed in 2006.

Net income for the full year 2007 was $484 million, or $3.79 per diluted share, including an after-tax loss from discontinued operations of $13 million, or $0.10 per diluted share, primarily associated with the sale of the company’s Aviation Technical Services business. During the full year 2006, net income was $482 million, or $3.81 per diluted share, on sales of $5,719 million. Included in the results for 2006 was $145 million, or $1.15 per diluted share, related to tax settlements that were completed in 2006.
The $673 million increase in sales is primarily attributable to sales growth in the company’s major market channels, which experienced full year 2007 growth as follows:
•	Large commercial airplane original equipment sales increased by 8 percent,

•	Regional, business and general aviation airplane original equipment sales increased by 20 percent,

•	Large commercial, regional, business and general aviation airplane aftermarket sales increased by 16 percent, and

•	Defense and space sales of both original equipment and aftermarket products and services increased by 7 percent.
Net cash provided by operating activities during the full year 2007 was $594 million, an increase of $328 million over 2006. The increase was primarily due to higher 2007 pre-tax income of $262 million and the impact of unwinding the company’s $97 million accounts receivable securitization program in 2006. Capital expenditures were $283 million for the full year 2007 compared with capital expenditures for the full year 2006 of $255 million.
Business Highlights
•	On January 18, 2008, Goodrich announced that it enhanced its presence in the high-growth helicopter market through the acquisition of Skyline Industries. The acquisition is expected to be accretive to earnings in 2008.

•	Goodrich continues to invest in its growing aftermarket business. In January 2008, Goodrich announced that it is expanding its Customer Services maintenance, repair and overhaul (MRO) campus in Monroe, NC. This expansion will increase the company’s capabilities and allow for additional services, including complex repairs of helicopter actuation products and large aircraft cargo systems. In November 2007, Goodrich unveiled its new 115,000-square-foot aircraft component and systems maintenance and repair campus in Dubai. As well as providing MRO services to the region’s airlines, the facility is planning to support military fleets with spares and repair capabilities for programs such as the F-16, F-18 and Tornado aircraft.

•	On November 15, 2007, Goodrich announced that it had completed the sale of its airframe heavy maintenance business, Goodrich Aviation Technical Services, Inc. (ATS), to a subsidiary of Macquarie Group Limited.
2008 Outlook
The company’s 2008 sales outlook and market assumptions for each of its major market channels have not changed materially from those provided in October 2007. The current market assumptions for the full year 2008, compared with the full year 2007, include:
•	Large commercial airplane original equipment sales are expected to increase by approximately 20 percent,

•	Regional, business and general aviation airplane original equipment sales are expected to increase by about 13 percent,

•	Large commercial, regional, business and general aviation airplane aftermarket sales are expected to increase by about 8 — 10 percent, and

•	Defense and space sales of both original equipment and aftermarket products and services are expected to increase by about 5 — 8 percent.
The company’s full year 2008 sales expectations are for sales of $7.1 — $7.2 billion, representing expected growth of about 11 – 13 percent from 2007 results. The outlook for 2008 net income per diluted share is for a range of $4.15 — $4.30, an expected increase of 10 – 14 percent compared with the company’s net income per diluted share for 2007.
While Goodrich has not completed discussions with Boeing regarding the impact of the latest delay in the 787 Dreamliner development and delivery schedules, the company does not believe it will have a material impact on earnings or cash flow in 2008 or 2009.
The 2008 outlook assumes, among other factors, a full-year effective tax rate of 33 – 35 percent, which includes the benefit of an extension of the U.S. research tax credit. This compares with an effective tax rate of 31 percent for 2007.
For 2008, Goodrich expects net cash provided by operating activities, minus capital expenditures, to exceed 75 percent of net income. This outlook reflects a continuation of working capital investments to support the Boeing 787 Dreamliner and Airbus A350 XWB programs and capital expenditures for low-cost country manufacturing and productivity initiatives that are expected to enhance margins over the near and long term. The company expects capital expenditures for 2008 to be in a range of $250 — $270 million.
The current sales, net income and net cash provided by operating activities outlooks for 2008 do not include the impact of potential acquisitions or divestitures.

The supplemental discussion and tables that follow provide more detailed information about the fourth quarter 2007 segment results.

Goodrich will hold a conference call on January 31, 2008 at 10:00 AM U.S. Eastern Time to discuss this announcement. Interested parties can listen to a live webcast of the conference call, and view the related presentation materials, at www.goodrich.com, or listen via telephone by dialing 913-312-0401.

Goodrich Corporation, a Fortune 500 company, is a global supplier of systems and services to aerospace, defense and homeland security markets. With one of the most strategically diversified portfolios of products in the industry, Goodrich serves a global customer base with significant worldwide manufacturing and service facilities. For more information visit http://www.goodrich.com.

FORWARD-LOOKING INFORMATION IS SUBJECT TO RISK AND UNCERTAINTY
Certain statements made in this document are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding our future plans, objectives and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “anticipate,” “intend,” “should,” “estimate,” or “plan,” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. We caution readers that any such forward-looking statements are based on assumptions that we believe are reasonable, but are subject to a wide range of risks, and actual results may differ materially.
Important factors that could cause actual results to differ from expected performance include, but are not limited to:
•	demand for and market acceptance of new and existing products, such as the Airbus A350 XWB and A380, the Boeing 787 Dreamliner, the EMBRAER 190, the Dassault Falcon 7X and the Lockheed Martin F-35 Lightning II and F-22 Raptor;

•	our ability to extend our commercial original equipment contracts beyond the initial contract periods;

•	cancellation or delays of orders or contracts by customers or with suppliers, including delays or cancellations associated with the Boeing 787 Dreamliner and the Airbus A380 aircraft programs;

•	successful development of products and advanced technologies;

•	the health of the commercial aerospace industry, including the impact of bankruptcies and/or consolidations in the airline industry;

•	global demand for aircraft spare parts and aftermarket services;

•	changing priorities or reductions in the defense budgets in the U.S. and other countries, U.S. foreign policy and the level of activity in military flight operations;

•	the possibility of restructuring and consolidation actions;

•	threats and events associated with and efforts to combat terrorism;

•	the extent to which expenses relating to employee and retiree medical and pension benefits change;

•	competitive product and pricing pressures;

•	our ability to recover under contractual rights of indemnification for environmental and other claims arising out of the divestiture of our tire, vinyl and other businesses;

•	possible assertion of claims against us on the theory that we, as the former corporate parent of Coltec Industries Inc, bear some responsibility for the asbestos-related liabilities of Coltec and its subsidiaries, or that Coltec’s dividend of its aerospace business to us prior to the EnPro spin-off was made at a time when Coltec was insolvent or caused Coltec to become insolvent;

•	the effect of changes in accounting policies or tax legislation;

•	cumulative catch-up adjustments or loss contract reserves on long-term contracts accounted for under the percentage of completion method of accounting;

•	domestic and foreign government spending, budgetary and trade policies;

•	economic and political changes in international markets where we compete, such as changes in currency exchange rates, inflation, deflation, recession and other external factors over which we have no control; and

•	the outcome of contingencies including completion of acquisitions, divestitures, tax audits, litigation and environmental remediation efforts.
We caution you not to place undue reliance on the forward-looking statements contained in this document, which speak only as of the date on which such statements are made. We undertake no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events.

Supplemental Data
Segment Review
Quarter Ended December 31, 2007 Compared with Quarter Ended December 31, 2006

	Quarter Ended December 31,
			%	% of Sales
	2007	2006	Change	2007	2006
	(Dollars in millions)
NET CUSTOMER SALES
Actuation and Landing Systems	$636.5	$546.0	16.6%
Nacelles and Interior Systems	$543.2	$510.6	6.4%
Electronic Systems	$488.1	$438.5	11.3%

Total Sales	$1,667.8	$1,495.1	11.6%

SEGMENT OPERATING INCOME
Actuation and Landing Systems	$67.5	$34.0	98.5%	10.6%	6.2%
Nacelles and Interior Systems	$126.3	$94.4	33.8%	23.3%	18.5%
Electronic Systems	$72.1	$65.4	10.2%	14.8%	14.9%

Segment Operating Income	$265.9	$193.8	37.2%	15.9%	13.0%
Actuation and Landing Systems: Actuation and Landing Systems segment sales of $637 million for the quarter ended December 31, 2007 increased $91 million, or 17 percent, from $546 million for the quarter ended December 31, 2006. The increase was primarily due to the following:
•	Higher large commercial airplane OE sales of approximately $39 million, primarily in our landing gear business unit;

•	Higher large commercial, regional, business and general aviation airplane aftermarket sales of approximately $23 million, primarily in our aircraft wheels and brakes, landing gear and engine components business units;

•	Higher regional, business and general aviation OE sales of approximately $15 million, primarily in our landing gear and actuation business units; and

•	Higher defense and space OE and aftermarket sales of approximately $6 million, primarily in our actuation and landing gear business units.
Actuation and Landing Systems segment operating income of $68 million for the quarter ended December 31, 2007 increased $34 million, or 99 percent, from $34 million for the quarter ended December 31, 2006. This increase in operating income was primarily due to the following:
•	Higher sales volume and favorable product mix across all business units, which resulted in higher income of approximately $11 million;

•	Higher operating income of approximately $11 million, driven primarily by higher pricing across most business units and improved brake-life performance in the aircraft wheels and brakes business unit, partially offset by increased costs;

•	Settlement of the Northrop Grumman claim which resulted in higher income of approximately $16 million; partially offset by

•	Unfavorable foreign exchange impact of approximately $5 million.
Nacelles and Interior Systems: Nacelles and Interior Systems segment sales of $543 million in the quarter ended December 31, 2007 increased $32 million, or 6 percent, from $511 million in the quarter ended December 31, 2006. The increase was primarily due to the following:
•	Higher large commercial, regional, business and general aviation airplane aftermarket sales, including spare parts and MRO volume, of approximately $24 million, primarily in our aerostructures and interiors business units; and

•	Higher regional, business and general aviation aircraft OE sales, primarily from our aerostructures business unit, of approximately $7 million.
Nacelles and Interior Systems segment operating income of $126 million in the quarter ended December 31, 2007 increased $32 million, or 34 percent, from $94 million in the quarter ended December 31, 2006. The increased segment operating income was primarily due to the following:
•	Higher sales volume, primarily in our aerostructures and interiors business units, which resulted in higher income of approximately $32 million;

•	Favorable changes in estimates for certain long-term contracts at our aerostructures business unit, resulting in higher income of approximately $15 million; partially offset by

•	Higher research and development and other costs, primarily in our aerostructures and interiors business units.
Electronic Systems: Electronic Systems segment sales of $488 million in the quarter ended December 31, 2007 increased $50 million, or 11 percent, from $438 million in the quarter ended December 31, 2006. The increase was primarily due to the following:
•	Higher defense and space OE and aftermarket sales of approximately $15 million across all business units;

•	Higher large commercial, regional, business and general aviation airplane aftermarket sales of approximately $11 million in our sensors and integrated systems and engine control and electrical power systems business units;

•	Higher large commercial airplane OE sales of approximately $8 million in our sensors and integrated systems and engine control and electrical power systems business units;

•	Higher regional, business and general aviation airplane OE sales of approximately $8 million in our sensors and integrated systems and engine control and electrical power systems business units; and

•	Higher sales of products to the commercial helicopter market of approximately $8 million in our sensors and integrated systems and engine control and electrical power systems business units.
Electronic Systems segment operating income of $72 million in the quarter ended December 31, 2007 increased $7 million, or 10 percent, from $65 million in the quarter ended December 31, 2006. The increased segment operating income was primarily due to the following:
•	Higher sales volume and pricing partially offset by unfavorable product mix across most business units, which resulted in higher operating income of approximately $10 million; partially offset by

•	Higher costs of approximately $3 million, primarily in our sensors and integrated systems and intelligence, surveillance and reconnaissance systems business units.

PRELIMINARY
GOODRICH CORPORATION
CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months		Year
	Ended		Ended
	December 31,		December 31,
	2007	2006	2007	2006
Sales	$1,667.8	$1,495.1	$6,392.2	$5,719.1
Operating costs and expenses:
Cost of sales	1,188.2	1,079.6	4,481.6	4,143.4
Selling and administrative costs	250.6	256.7	1,027.6	935.9

	1,438.8	1,336.3	5,509.2	5,079.3

Operating Income	229.0	158.8	883.0	639.8
Interest expense	(31.1)	(32.0)	(124.9)	(126.0)
Interest income	3.7	1.5	9.2	5.0
Other income (expense) — net	(3.1)	(14.1)	(48.7)	(62.0)

Income from continuing operations before income taxes	198.5	114.2	718.6	456.8
Income tax (expense) benefit	(64.6)	(15.9)	(221.5)	21.2

Income From Continuing Operations	133.9	98.3	497.1	478.0
Income (loss) from discontinued operations	(1.6)	0.6	(13.4)	3.5
Cumulative effect of change in accounting	—	—	—	0.6

Net Income	$132.3	$98.9	$483.7	$482.1

Basic Earnings per Share:
Continuing operations	$1.07	$0.78	$3.97	$3.84
Discontinued operations	(0.01)	0.01	(0.10)	0.03
Cumulative effect of change in accounting	—	—	—	0.01

Net Income	$1.06	$0.79	$3.87	$3.88

Diluted Earnings per Share:
Continuing operations	$1.05	$0.77	$3.89	$3.78
Discontinued operations	(0.01)	0.01	(0.10)	0.02
Cumulative effect of change in accounting	—	—	—	0.01

Net Income	$1.04	$0.78	$3.79	$3.81

Dividends Declared per Common Share	$0.225	$0.20	$0.825	$0.80

Weighted — Average Number of Shares Outstanding
(in millions)
Basic	124.8	124.9	125.1	124.4

Diluted	127.7	127.2	127.8	126.4

PRELIMINARY
GOODRICH CORPORATION
SEGMENT REPORTING (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months		Year
	Ended		Ended
	December 31,		December 31,
	2007	2006	2007	2006
Sales:
Actuation and Landing Systems	$636.5	$546.0	$2,400.6	$2,083.8
Nacelles and Interior Systems	543.2	510.6	2,169.0	1,983.5
Electronic Systems	488.1	438.5	1,822.6	1,651.8

Total Sales	$1,667.8	$1,495.1	$6,392.2	$5,719.1

Operating Income:
Actuation and Landing Systems	$67.5	$34.0	$249.5	$137.3
Nacelles and Interior Systems	126.3	94.4	531.0	416.3
Electronic Systems	72.1	65.4	247.8	218.6

Total Segment Operating Income (1)	265.9	193.8	1,028.3	772.2

Corporate General and Administrative Costs	(33.2)	(31.0)	(129.1)	(105.1)
ERP Implementation Costs	(3.7)	(4.0)	(16.2)	(16.4)
Pension Curtailment Expenses	—	—	—	(10.9)

Total Operating Income	$229.0	$158.8	$883.0	$639.8

Segment Operating Income as a Percent of Sales:
Actuation and Landing Systems	10.6%	6.2%	10.4%	6.6%
Nacelles and Interior Systems	23.3%	18.5%	24.5%	21.0%
Electronic Systems	14.8%	14.9%	13.6%	13.2%

Total Segment Operating Income as a Percent of Sales	15.9%	13.0%	16.1%	13.5%

(1)	Segment operating income is total segment revenue reduced by operating expenses directly identifiable with our business segments except for certain enterprise ERP implementation expenses and pension curtailment expenses in 2006, which were not allocated to the segments. Segment operating income is used by management to assess the operating performance of the segments. See reconciliation of total segment operating income to total operating income above.

PRELIMINARY
GOODRICH CORPORATION
CONSOLIDATED BALANCE SHEET (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT SHARE AMOUNTS)

	December 31,	December 31,
	2007	2006
Current Assets
Cash and cash equivalents	$406.0	$201.3
Accounts and notes receivable — net	1,006.2	897.6
Inventories — net	1,775.6	1,520.1
Deferred income taxes	178.2	247.3
Prepaid expenses and other assets	108.0	91.1
Assets from discontinued operations	—	124.8
Income taxes receivable	74.4	—

Total Current Assets	3,548.4	3,082.2

Property, plant and equipment — net	1,387.4	1,256.0
Prepaid pension	16.1	2.3
Goodwill	1,363.2	1,341.3
Identifiable intangible assets — net	452.1	472.0
Deferred income taxes	11.1	35.5
Other assets	755.3	711.9

Total Assets	$7,533.6	$6,901.2

Current Liabilities
Short-term debt	$21.9	$11.8
Accounts payable	586.7	576.7
Accrued expenses	928.8	798.7
Income taxes payable	11.1	212.5
Deferred income taxes	29.7	3.3
Current maturities of long-term debt and capital lease obligations	162.9	1.4
Liabilities from discontinued operations	—	29.7

Total Current Liabilities	1,741.1	1,634.1

Long-term debt and capital lease obligations	1,562.9	1,721.7
Pension obligations	417.8	612.1
Postretirement benefits other than pensions	358.9	379.1
Long-term income taxes payable	146.0	—
Deferred income taxes	170.2	55.8
Other non-current liabilities	556.2	521.7
Commitments and contingent liabilities	—	—
Shareholders’ Equity
Common stock — $5 par value
Authorized 200,000,000 shares; issued 142,372,162 shares at December 31, 2007 and 139,041,884 shares at December 31, 2006 (excluding 14,000,000 shares held by a wholly owned subsidiary)	711.9	695.2
Additional paid-in capital	1,453.1	1,313.3
Income retained in the business	1,055.9	666.5
Accumulated other comprehensive income (loss)	14.4	(260.8)
Common stock held in treasury, at cost (17,761,696 shares at December 31, 2007 and 14,090,913 shares at December 31, 2006)	(654.8)	(437.5)

Total Shareholders’ Equity	2,580.5	1,976.7

Total Liabilities And Shareholders’ Equity	$7,533.6	$6,901.2

 13

PRELIMINARY
GOODRICH CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months		Year
	Ended		Ended
	December 31,		December 31,
	2007	2006	2007	2006
Operating Activities
Net income	$132.3	$98.9	$483.7	$482.1
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations	1.6	(0.6)	13.4	(3.5)
Cumulative effect of change in accounting	—	—	—	(0.6)
Restructuring and consolidation:
Expenses	(0.5)	(0.1)	1.0	4.3
Payments	(1.5)	(1.9)	(4.4)	(6.6)
Pension and postretirement benefits:
Expenses	20.7	27.9	116.3	126.7
Contributions and benefit payments	(26.3)	(19.5)	(163.7)	(145.5)
Asset impairments	1.8	0.3	1.8	3.6
Depreciation and amortization	61.6	61.5	250.2	233.8
Excess tax benefits related to share-based payment arrangements	(4.9)	(0.8)	(16.6)	(5.0)
Share-based compensation expense	14.7	20.1	70.0	56.2
Loss on exchange or extinguishment of debt	—	—	—	2.0
Deferred income taxes	149.7	(64.5)	137.8	(67.7)
Change in assets and liabilities, net of effects of acquisitions and divestitures:
Receivables	12.1	47.2	(81.4)	(97.5)
Change in receivables sold, net	—	—	—	(97.1)
Inventories, net of pre-production and excess-over-average	30.8	0.7	(89.2)	(91.6)
Pre-production and excess-over-average inventories	(29.6)	(21.7)	(116.3)	(122.5)
Other current assets	(1.7)	(15.9)	6.1	(5.9)
Accounts payable	(22.3)	1.0	(10.5)	37.6
Accrued expenses	16.2	(8.2)	93.0	20.7
Income taxes payable/receivable	(152.3)	91.6	(84.0)	(50.8)
Other non-current assets and liabilities	(14.8)	29.8	(13.5)	(7.2)

Net Cash Provided By Operating Activities	187.6	245.8	593.7	265.5

Investing Activities
Purchases of property, plant and equipment	(122.0)	(101.9)	(282.6)	(254.6)
Proceeds from sale of property, plant and equipment	2.5	2.3	3.3	4.0

Net Cash Used In Investing Activities	(119.5)	(99.6)	(279.3)	(250.6)

Financing Activities
Increase (decrease) in short-term debt, net	9.5	(79.2)	9.2	(11.6)
Loss on exchange or extinguishment of debt	—	—	—	(4.5)
Proceeds from issuance of long-term debt	—	—	—	512.7
Repayment of long-term debt and capital lease obligations	(0.3)	(0.3)	(1.4)	(534.5)
Proceeds from issuance of common stock	17.0	19.1	95.9	66.1
Purchases of treasury stock	(62.1)	(18.1)	(214.6)	(20.2)
Dividends paid	(25.3)	(25.4)	(101.2)	(100.5)
Excess tax benefits related to share-based payment arrangements	4.9	0.8	16.6	5.0
Distributions to minority interest holders	(3.8)	(0.5)	(7.0)	(2.9)

Net Cash Used In Financing Activities	(60.1)	(103.6)	(202.5)	(90.4)

Discontinued Operations
Net cash (used in) provided by operating activities	(5.3)	19.2	1.3	21.7
Net cash provided by (used in) investing activities	90.2	(1.2)	88.8	(2.2)
Net cash provided by financing activities	—	—	—	—
Net cash provided by discontinued operations	84.9	18.0	90.1	19.5
Effect of exchange rate changes on cash and cash equivalents	(1.2)	0.6	2.7	6.0

Net increase (decrease) in cash and cash equivalents	91.7	61.2	204.7	(50.0)
Cash and cash equivalents at beginning of period	314.3	140.1	201.3	251.3

Cash and cash equivalents at end of period	$406.0	$201.3	$406.0	$201.3

14

PRELIMINARY
GOODRICH CORPORATION
SUPPLEMENTARY FINANCIAL INFORMATION (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months		Year
	Ended		Ended
	December 31,		December 31,
Preliminary Income Statement Data:	2007	2006	2007	2006
Net Interest Expense	$(27.4)	$(30.5)	$(115.7)	$(121.0)

Other Income (Expense), Net:	$(3.1)	$(14.1)	$(48.7)	$(62.0)

- Divested Business Retiree Health Care	(4.6)	(4.5)	(18.4)	(18.0)
- Loss on Extinguishment or Exchange of Debt	—	—	—	(4.8)
- Income (Expense) related to previously owned businesses	8.4	(4.5)	(7.7)	(18.5)
- Minority interest and equity in affiliated companies	(6.7)	(3.8)	(24.3)	(14.8)
- Other Income (Expense)	(0.2)	(1.3)	1.7	(5.9)

Preliminary Cash Flow Data:
Dividends	$(25.3)	$(25.4)	$(101.2)	$(100.5)

Depreciation and Amortization	$61.6	$61.5	$250.2	$233.8

- Depreciation	44.2	43.6	179.4	162.4
- Amortization	17.4	17.9	70.8	71.4

	December 31,	December 31,
Preliminary Balance Sheet Data:	2007	2006
Preproduction and Excess-Over-Average Inventory	$515.4	$399.0

Short-term Debt	$21.9	$11.8
Current Maturities of Long-term Debt and Capital Lease Obligations	162.9	1.4
Long-term Debt and Capital Lease Obligations	1,562.9	1,721.7

Total Debt[1]	$1,747.7	$1,734.9
Cash and Cash Equivalents	406.0	201.3

Net Debt[1]	$1,341.7	$1,533.6

[1]	Total Debt (defined as short-term debt plus current maturities of long-term debt and capital lease obligations plus long- term debt and capital lease obligations) and Net Debt (defined as Total Debt minus cash and cash equivalents) are non- GAAP financial measures that the Company believes are useful to rating agencies and investors in understanding the Company’s capital structure and leverage. Because all companies do not calculate these measures in the same manner, the Company’s presentation may not be comparable to other similarly titled measures reported by other companies.

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